STORAGENETWORKS, INC.

Contingent Compensation Payment Agreement

                THIS CONTINGENT COMPENSATION PAYMENT AGREEMENT by and between StorageNetworks, Inc., a Delaware corporation (the "Company"), and _________________ (the "Executive") is made as of _____________, 2001 (the "Effective Date").

            WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders;

            WHEREAS, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company's key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances;

                WHEREAS, the Company has entered into various arrangements to provide compensation and benefits to the Executive in the event of change of control; and

                WHEREAS, the Board has determined that it is in the best interest of the Company to enter into this Contingent Compensation Payment Agreement with the Executive in order to define the obligations of the Company to the Executive in the event the Executive receives any Contingent Compensation Payments as the result of a Change of Ownership or Control (each as defined below).

                NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees with the Executive as follows.

1.1	Tax Gross Up.

(a) In the event that the Company undergoes a "Change in Ownership or Control" (as defined below), the Company shall, within 30 days after each date on which the Executive becomes entitled to receive (whether or not then due) a Contingent Compensation Payment (as defined below) relating to such Change in Ownership or Control, determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which of the payments or benefits due to the Executive (under this Agreement or otherwise) following such Change in Ownership or Control constitute Contingent Compensation Payments, (ii) the amount, if any, of the excise tax (the "Excise Tax") payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), by the Executive with respect to such Contingent Compensation Payment and (iii) the amount of the Gross-Up Payment (as defined below) due to the Executive with respect to such Contingent Compensation Payment. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the "Executive Response") stating either (A) that he agrees with the Company's determination pursuant to the preceding sentence or (B) that he disagrees with such determination, in which case he shall indicate which payment and/or benefits should be characterized as a Contingent Compensation Payment, the amount of the Excise Tax with respect to such Contingent Compensation Payment and the amount of the Gross-Up Payment due to the Executive with respect to such Contingent Compensation Payment. The amount and characterization of any item in the Executive Response shall be final; provided, however, that in the event that the Executive fails to deliver an Executive Response on or before the required date, the Company's initial determination shall be final. Within 90 days after the due date of each Contingent Compensation Payment to the Executive, the Company shall pay to the Executive, in cash, the Gross-Up Payment with respect to such Contingent Compensation Payment, in the amount determined pursuant to this Section 1.1(a).

(b) For purposes hereof, the following terms shall have the following respective meanings:

(i) "Change in Ownership or Control" shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) "Contingent Compensation Payment" shall mean any payment (or benefit) in the nature of compensation that is made or made available (under any agreement or arrangement or otherwise) to a "disqualified individual" (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(iii) "Gross-Up Payment" shall mean an amount equal to the sum of (i) the amount of the Excise Tax payable with respect to a Contingent Compensation Payment and (ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Executive (including the Excise Taxes, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of such Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.

2.	Disputes.

2.1 Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in

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accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

2.2 Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive regarding the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

3. Successors.

3.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

3.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

4. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 225 Wyman Street, Waltham, MA 02451 Attn: General Counsel, and to the Executive at _____________ (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

5. Miscellaneous.

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5.1 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.2 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

5.3 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

5.4 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

5.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

5.6 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

5.7 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

STORAGENETWORKS, INC.

By:________________________________

Title:_______________________________

___________________________________

[NAME OF EXECUTIVE]

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